As filed with the Securities and Exchange Commission on November 13, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

LIBERTY INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	84-1288730 (I.R.S. Employer Identification No.)

Liberty Interactive Corporation 2010 Incentive Plan

(As Amended and Restated Effective November 7, 2011)

(Full title of plan)

Charles Y. Tanabe, Esq. Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Series A Liberty Interactive Common Stock, $.01 Par Value	20,000,000	$20.19	$403,800,000	$55,078.32

(1)        Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011).

(2)        Based upon the average of the high and low prices reported for the Registrant’s Series A Liberty Interactive common stock, par value $.01 per share, on the Nasdaq Global Select Market on November 7, 2012.

(3)        Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement applies to additional shares of Series A Liberty Interactive common stock, par value $.01 per share, of the Registrant relating to the Registrant’s Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) (the “Plan”), for which Registration Statement on Form S-8 (File No. 333-177841), as filed on November 9, 2011, is effective.

The contents of the above referenced registration statements are hereby incorporated by reference.

Item 8.           Exhibits.

Exhibit No.	Description

4.1

Specimen Certificate for shares of Series A Liberty Interactive common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-177841) as filed on November 9, 2011).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-3)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 13th day of November, 2012.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Christopher W. Shean
Name:	Christopher W. Shean
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher W. Shean and Charles Y. Tanabe his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Malone	Chairman of the Board and Director	November 13, 2012
John C. Malone

/s/ Gregory B. Maffei	Chief Executive Officer (Principal Executive Officer), President and Director	November 13, 2012
Gregory B. Maffei

/s/ Christopher W. Shean	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 13, 2012
Christopher W. Shean

/s/ Michael George	Director	November 13, 2012
Michael George

/s/ M. Ian G. Gilchrist	Director	November 13, 2012
M. Ian G. Gilchrist

/s/ Evan D. Malone	Director	November 13, 2012
Evan D. Malone

/s/ David E. Rapley	Director	November 13, 2012
David E. Rapley

/s/ M. LaVoy Robison	Director	November 13, 2012
M. LaVoy Robison

/s/ Larry E. Romrell	Director	November 13, 2012
Larry E. Romrell

/s/ Andrea L. Wong	Director	November 13, 2012
Andrea L. Wong

Exhibit Index

Exhibit No.	Description

4.1

Specimen Certificate for shares of Series A Liberty Interactive common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-177841) as filed on November 9, 2011).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-3)